Exhibit 10.2

Employment Agreement

This Employment Agreement (the "Agreement") is made and entered into as of October 29, 2014, on the terms and conditions set forth herein, by and between Simone Lagomarsino (the "Executive") and HERITAGE OAKS BANK, a California chartered bank (the "Bank") and HERITAGE OAKS BANCORP, A California Corporation, (”the Bancorp”),  (collectively referred to as the “Company”). Executive may be carried on the records of the Bank as an employee and Executive’s compensation shall be paid by the Bank, subject to the Bank’s right of reimbursement from the Bancorp under other agreements to which the Executive is not a party.

1. Position and Duties.

1.1 Position. The Executive shall serve as the President and Chief Executive Officer of the Bank, and Bancorp reporting to the Board of Directors. In such position, the Executive shall have such duties, authority and responsibility as shall be determined from time to time by the Board of Directors, which duties, authority and responsibility are consistent with the Executive's position. The Executive shall also serve as a member of the board of directors of the Bank and/or Bancorp or, if requested, an officer of any affiliate of the Company for no additional compensation.

1.2 Duties. The Executive shall, unless otherwise approved in writing by the Board of Directors, devote all of her business time and attention to the performance of the Executive's duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise, which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board. Notwithstanding the foregoing, the Executive will be permitted to (a) with the prior written consent of the Board (which consent can be withheld by the Board in its discretion) act or serve as a director, trustee, committee member or principal of any type of business, civic or charitable organization as long as such activities are disclosed in writing to the Company's General Counsel in accordance with the Company's Code of Conduct, and (b) purchase or own less than five percent (5%) of the publicly traded securities of any corporation, or less than one percent (1%) of any financial institution; provided that, such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation; provided further that, the activities described in clauses (a) and (b) do not interfere with the performance of the Executive's duties and responsibilities to the Company as provided hereunder, including, but not limited to, the obligations set forth in Section 1 hereof.

2. Term. The Executive's employment hereunder shall be effective as of October 29, 2014 (the "Effective Date") and shall continue until terminated in accordance with the terms hereof.  The period during which the Executive is employed by the Bank hereunder is hereinafter referred to as the "Employment Term."

3. Place of Performance. The principal place of Executive's employment shall be the Company’s administrative offices; provided that, the Executive may be required to travel on Company business during the Employment Term.

4. Compensation.

4.1 Base Salary. The Company shall pay the Executive an annual rate of base salary of $425,000.00 in periodic installments in accordance with the Bank's customary payroll practices, but no less frequently than monthly. The Executive's base salary shall be reviewed at least annually by the Compensation Committee of the Board of Directors (the "Compensation Committee") which may, but shall not be required to, increase the base salary during the Employment Term. The Executive's annual base salary, as in effect from time to time, is hereinafter referred to as "Base Salary".

4.2 Annual Bonus.

(a) For each calendar year of the Employment Term, the Executive shall be eligible to earn an annual cash bonus award (the "Annual Bonus") of a specified percentage of Base Salary, based upon the achievement of annual performance goals established by the Compensation Committee as indicated in the applicable Incentive Compensation Plan.

(b)  The Annual Bonus, if any, will be paid upon the later of (i) three and a half (3 1/2) months after the end of the applicable calendar year and (ii) completion of the annual financial audit for the applicable year, but in no event later than the end of the calendar year immediately following the applicable calendar year.

(c) Except as otherwise provided in Section 5, in order to earn and to be eligible to receive an Annual Bonus, the Executive must be employed by the Bank on the date that the Annual Bonus is paid.

4.3 Equity Awards. During the Employment Term, the Executive shall be eligible to participate in the Heritage Oaks Bancorp 2005 Equity Based Compensation Plan or any successor plan, subject to the terms of the Heritage Oaks Bancorp 2005 Equity Based Compensation Plan or successor plan, as determined by the Board, in its discretion.

4.4 Fringe Benefits and Perquisites. During the Employment Term, the Executive shall be entitled to fringe benefits and perquisites consistent with the practices of the Bank. Notwithstanding the foregoing, during the Employment Term, the Bank shall provide the Executive with the exclusive use of an automobile, including all required gasoline and maintenance, and pay for Executive’s use of a gym and/or personal trainer in an amount not to exceed $500.00 per month.

4.5 Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Bank, as in effect from time to time (collectively, "Employee Benefit Plans"), on a basis which is no less favorable than is provided to other similarly situated executives of the Bank and the Bancorp, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Bank reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

4.6 Vacation. During the Employment Term, the Executive shall be entitled to twenty (20) paid vacation days per calendar year (prorated for partial years) in accordance with the Bank's vacation policies, as in effect from time to time.

4.7 Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by the Executive in connection with the performance of the Executive's duties hereunder in accordance with the Bank's expense reimbursement policies and procedures.

4.8 Indemnification.

(a) In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company or any of its affiliates with respect to this Agreement or the Executive's employment hereunder, by reason of the fact that the Executive is or was a director or officer of the Company, or any affiliate or parent of the Company, or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, the Executive shall be indemnified and held harmless by the Company to the fullest extent permitted by law from and against any liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys' fees).

4.9 Claw-back Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and claw-back as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

5. Termination of Employment. The Employment Term and the Executive's employment hereunder may be terminated by either the Company or the Executive at any time and for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least thirty (30) days advance written notice of any termination of the Executive's employment. Upon termination of the Executive's employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

5.1 Termination for Cause or Termination by the Executive Without Good Reason.

(a) The Employment Term and the Executive’s employment hereunder may be terminated upon the Executive’s provision of notice of termination to the Company as provided in Section 5 without Good Reason, or by the Company for Cause.  If the Executive's employment is terminated for such reasons, the Executive shall be entitled to receive:

(i)	any accrued but unpaid Base Salary and accrued but unused vacation which shall be paid in accordance with the Bank's customary payroll procedures;

(ii)	any unpaid Annual Bonus with respect to any completed calendar year immediately preceding the Termination Date, which shall be paid on the otherwise applicable payment date;

(iii)
reimbursement for unreimbursed business expenses properly incurred by the Executive prior to the termination date, which shall be subject to and paid in accordance with the Company's expense reimbursement policy; and

(iv)
such employee benefits including equity compensation and deferred compensation, if any, as to which the Executive may be entitled under the Bank's employee benefit plans as of the Termination Date; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein (except that Executive shall be permitted to exercise her right to seek continuing health benefits under COBRA at her sole cost and expense).

Items 5.1(a)(i) through 5.1(a)(iv) are referred to herein collectively as the "Accrued Amounts".

(b) For purposes of this Agreement, "Cause" shall mean:

(i)	the Executive's willful failure to perform her duties (other than any such failure resulting from incapacity due to physical or mental illness);

(ii)	the Executive's willful failure to comply with any valid and legal directive of the Board;

(iii)	the Executive's engagement in dishonesty, illegal conduct or gross misconduct;

(iv)	the Executive's embezzlement, misappropriation or fraud, whether or not related to the Executive's employment with the Company;

(v)	the Executive's conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(vi)	the Executive's violation of a material policy of the Bank or the Bancorp;

(vii)	the Executive's willful unauthorized disclosure of Confidential Information (as defined below);

(viii)	the Executive's breach of any obligation under this Agreement or any other written agreement between the Executive and the Company; or

(ix)
any failure by the Executive to comply with the Company's written policies or rules, as they may be in effect from time to time during the Employment Term, if such failure causes material harm to the Company.

(c) For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following, in each case during the Employment Term without the Executive's written consent:

(i)
a reduction of more than 15% in the Executive's Annual Bonus opportunity other than a general reduction in Annual Bonus that affects all senior executive officers in substantially the same proportions;

(ii)
a relocation of the Executive's principal place of employment which increases the Executive’s commute to work by more than thirty-five (35) miles, except for required travel on Company business to an extent substantially consistent with the Executive's business travel obligations as of the date of relocation;

(iii)	any material breach by the Company of any material provision of this Agreement, or any material provision of any other agreement between the Executive and the Company;

(iv)
the Company's failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law;

(v)	the loss of the material duties, authority and responsibility of CEO of the Company; or

(vi)	the Company's failure to nominate the Executive for election to the Boards of the Bank and the Bancorp and to use its best efforts to have her elected and re-elected, as applicable.

The Executive cannot terminate her employment for Good Reason unless she has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days of the initial existence or occurrence of such grounds and the Company has had at least (30) days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate her employment for Good Reason within seventy-five (75) days after the first occurrence of the applicable grounds, then the Executive will be deemed to have waived her right to terminate for Good Reason with respect to such grounds.

5.2 Termination by the Company Without Cause or Resignation by the Executive for Good Reason. The Employment Term and the Executive's employment hereunder may be terminated by the Executive for Good Reason or by the Company Without Cause in accordance with Section 5. In the event of such termination, the Executive shall be entitled to receive the Accrued Amounts and subject to the Executive's continuing compliance with Section 6, Section 7, Section 8 and Section 9 of this Agreement and her execution of a release of claims in favor of the Company, its affiliates and their respective officers and directors in the form attached hereto as Exhibit 1 (the "Release") and such Release becoming effective within thirty (30) days following the Termination Date (such thirty-day period, (the "Release Execution Period"), the Executive shall be entitled to receive the following beginning on or before the forty fifth (45th) day following the Termination Date, or such later time as required by Section 21, hereof:

(a) equal installment payments over a one-year period payable in accordance with the Bank's normal payroll practices, but no less frequently than monthly, which are in the aggregate equal to the Executive's Annual Base Salary for the year in which the Termination Date occurs;

(b) a lump sum payment equal to the product of (i) the Annual Bonus, if any, that the Executive earned for the calendar year prior to the one in which the Date of Termination occurs and (ii) a fraction, the numerator of which is the number of days the Executive was employed by the Bank during the year of termination and the denominator of which is the number of days in such year (the "Pro-Rata Bonus");

(c) If the Executive timely and properly elects continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985 ("COBRA"), the Bank shall reimburse the Executive for the difference between the monthly COBRA premium paid by the Executive for herself and her dependents and the monthly premium amount paid by similarly situated active executives. Such reimbursement shall be paid to the Executive on the fifteenth (15th) day of the month immediately following the month in which the Executive timely remits the premium payment and submits proof thereof in any form reasonably requested by the Bank. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the twelve-month anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer.

(d) The treatment of any outstanding equity awards shall be determined in accordance with the terms of the Heritage Oaks Bancorp 2005 Equity Based Compensation Plan and the applicable award agreements.

5.3 Death or Disability.

(a) The Executive's employment hereunder shall terminate automatically upon the Executive's death during the Employment Term, and the Company may terminate the Executive's employment on account of the Executive's Disability.

(b) If the Executive's employment is terminated during the Employment Term on account of the Executive's death or Disability, the Executive (or the Executive's estate and/or beneficiaries, as the case may be) shall be entitled to receive the following:

(i)	the Accrued Amounts; and

(ii)
a lump sum payment equal to the Pro-Rata Bonus. The Pro-Rata Bonus shall be paid on the date that annual bonuses are paid to similarly situated executives for the calendar year in which the Date of Termination occurs, but in no event later than three-and-a-half (3 1/2) months following the end of the calendar year in which the Termination Date occurs.

Notwithstanding any other provision contained herein, all payments made in connection with the Executive's Disability shall be provided in a manner which is consistent with federal and state law.

(c) For purposes of this Agreement, Disability shall mean the Executive's inability, due to physical or mental incapacity, to substantially perform her duties and responsibilities under this Agreement for one hundred eighty (180) days out of any three hundred sixty-five (365) day period; provided however, in the event the Company temporarily replaces the Executive, or transfers the Executive's duties or responsibilities to another individual on account of the Executive's inability to perform such duties due to a mental or physical incapacity which is, or is reasonably expected to become, a Disability, then the Executive's employment shall not be deemed terminated by the Company and the Executive shall not be able to resign with Good Reason as a result thereof. Any question as to the existence of the Executive's Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

5.4 Change in Control Termination.

(a) Notwithstanding any other provision contained herein, if the Executive's employment hereunder is terminated by the Executive for Good Reason or by the Company without Cause (other than on account of the Executive's death or Disability), in each case within twelve months following a Change in Control, the Executive shall be entitled to receive the Accrued Amounts and subject to the Executive's continuing compliance with Section 6, Section 7, Section 8 and Section 9 of this Agreement and her execution of a Release in the form attached hereto as Exhibit 1 which becomes effective within thirty (30) days following the Termination Date, the Executive shall be entitled to receive the following beginning on or before the forty fifth (45th) day following the Termination Date, or such later time as required by Section 21, hereof:

(i)
A lump sum payment equal to one (1) times the sum of the Executive's Annual Base Salary  and Annual Bonus for the year previous to the year in which the Termination Date occurs (or if greater, the year immediately preceding the year in which the Change in Control occurs)

(ii)
equal installment payments over a two-year period payable in accordance with the Bank's normal payroll practices, but no less frequently than monthly, which are in the aggregate equal to two (2) times the sum of the Executive's Annual Base Salary and Annual Bonus for the year previous to the year in which the Termination Date occurs (or if greater, the year immediately preceding the year in which the Change in Control occurs);

(iii)	a lump sum payment equal to the Pro-Rata Bonus;

(b) If the Executive timely and properly elects continuation coverage under COBRA, the Bank shall reimburse the Executive for the difference between the monthly COBRA premium paid by the Executive for herself and her dependents and the monthly premium amount paid by similarly situated active executives. Such reimbursement shall be paid to the Executive on the fifteenth (15th) day of the month immediately following the month in which the Executive timely remits the premium payment and submits proof thereof in any form reasonably requested by the Bank. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the twenty-four month anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer.

(c) The treatment of any outstanding equity awards shall be determined in accordance with the terms of the Heritage Oaks Bancorp 2005 Equity Based Compensation Plan and the applicable award agreements.

(d) For purposes of this Agreement, "Change in Control" shall mean the occurrence of any of the following:

(i)
one person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation; provided that, a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of the Company's stock and acquires additional stock;

(ii)
one person (or more than one person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of the Company's stock possessing 30% or more of the total voting power of the stock of such corporation;

(iii)
a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or

(iv)	the sale of all or substantially all of the Company's assets, except as provided in Section 5.9.

Notwithstanding the foregoing, such an occurrence shall constitute a “change in control event” only if the occurrence is a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” (as such terms are defined for purposes of Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A")) of the Bank or the Company.

5.5 Notice of Termination. Any termination of the Executive's employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to Section 5.3(a) on account of the Executive's death) shall be communicated by written notice of termination ("Notice of Termination") to the other party hereto in accordance with Section 24. The Notice of Termination shall specify:

(a) The termination provision of this Agreement relied upon;

(b) To the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated; and

(c) The applicable Termination Date.

5.6 Termination Date. The Executive's Termination Date shall be:

(a) If the Executive's employment hereunder terminates on account of the Executive's death, the date of the Executive's death;

(b) If the Executive's employment hereunder is terminated on account of the Executive's Disability, the date that either party delivers the Notice of Termination following a determination that the Executive has a Disability;

(c) If the Company terminates the Executive's employment hereunder for Cause, the date the Notice of Termination is delivered to the Executive;

(d) If the Company terminates the Executive's employment hereunder without Cause, the date specified in the Notice of Termination, which shall be no less than thirty (30) days following the date on which the Notice of Termination is delivered; provided that, the Company shall have the option to provide the Executive with a lump sum payment equal to thirty (30) days' Base Salary in lieu of such notice, which shall be paid in a lump sum within 72 hours of the Executive's Termination Date and for all purposes of this Agreement, the Executive's Termination Date shall be the date on which such Notice of Termination is delivered; and

(e) If the Executive terminates her employment hereunder with or without Good Reason, the date specified in the Executive's Notice of Termination, which shall be no less than thirty (30) days following the date on which the Notice of Termination is delivered; provided that, the Company may waive all or any part of the thirty (30) day notice period for no consideration by giving written notice to the Executive and for all purposes of this Agreement, the Executive's Termination Date shall be the date determined by the Company.

Notwithstanding anything contained herein, the Termination Date shall coincide with the date on which the Executive incurs a "separation from service" within the meaning of Section 409A.

5.7 [Intentionally blank.]

5.8 Resignation of All Other Positions. Upon termination of the Executive's employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the board of directors (or a committee thereof) of the Company or any of its affiliates.

5.9 Supervisory Matters.

(a) If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank's or the Bancorp’s affairs by notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(3) and (g)(1)), the obligations of the Company under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Company may, in its discretion: (i) pay the Executive all or part of the compensation withheld while its obligations under this Agreement were suspended; and (ii) reinstate (in whole or in part) any of its obligations which were suspended. If The Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s or the Bancorp’s affairs by an order issued under Section 8(e) (3) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(3) or (g)(1)), all obligations of the Company under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected. If the Company is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the parties shall not be affected. All obligations under this Agreement shall be terminated, except to the extent that it is determined that continuation of the Agreement is necessary for the continued operation of the Company; (i) by the Federal Deposit Insurance Corporation at the time that the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 11 of the Federal Deposit Insurance Act (12 U.S.C. Section 1821); or (ii) by the Federal Deposit Insurance Corporation or the Federal Reserve Board, at the time that the Federal Deposit Insurance Corporation or the Federal Reserve Board approves a supervisory merger to resolve problems related to the operation of the Bancorp or when the Company is in an unsafe or unsound condition. All rights of the parties that have already vested, however, shall not be affected by such action.

(b) Notwithstanding anything to the contrary contained herein, the obligation to make payment of any severance benefits as provided herein (including, without limitation, any payment contemplated under this Section 5), is conditioned upon (i) the Company and/or Bank obtaining any necessary approval from the Board of Governors of the Federal Reserve System and/or the Federal Deposit Insurance Corporation, and (ii) compliance with applicable law, including 12 C.F.R. Part 359.  In addition, the Executive covenants and agrees that the Company and its successors and assigns shall have the right to demand the return of any "golden parachute payments" (as defined in 12 C.F.R. Part 359) in the event that any of them obtain information indicating that the Executive committed, is substantially responsible for, or has violated, the respective acts or omissions, conditions, or offenses contained in 12 C.F.R. § 359.4(a)(4), and the Executive shall promptly return any such "golden parachute payment" upon such demand.

5.10 Section 280G.

(a) If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 5.10, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then such 280G Payments shall be reduced (by the minimum possible amounts), with the Pro-Rata Bonus payment under Section 5.4(a)(ii) reduced first, 280G Payments under Section 5.4(a)(ii) reduced next, and any further reductions in a manner determined by the Company that is consistent with the requirements of Section 409A, until no amount payable to the Executive will be subject to the Excise Tax. If two economically equivalent amounts are subject to reduction but are payable at different times, the amounts shall be reduced (but not below zero) on a pro rata basis.

(b) All calculations and determinations under this Section 5.10 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 5.10, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 5.10. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

6. Cooperation. The parties agree that certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive's cooperation in the future. Accordingly, following the termination of the Executive's employment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Company in connection with matters arising out of the Executive's service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive's other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate based on the Executive's Base Salary on the Termination Date.

7. Confidential Information. The Executive understands and acknowledges that during the Employment Term, she will have access to and learn about Confidential Information, as defined below.

7.1 Confidential Information Defined.

(a) Definition.

For purposes of this Agreement, "Confidential Information" includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, documents, operations, services, strategies, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, trade secrets, policy  manuals, records, vendor information, financial information, results, accounting records, legal information, marketing information, pricing information, credit information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, reports, internal controls, security procedures, market studies, sales information, revenue, costs, notes, communications, product plans, ideas, customer information, customer lists,  of the Company  or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence.

The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Executive understands and agrees that Confidential Information includes information developed by her in the course of her employment by the Company as if the Company furnished the same Confidential Information to the Executive in the first instance. Confidential Information shall not include information that: (i) is generally available to and known by the public at the time of disclosure to the Executive; provided that, such disclosure is through no direct or indirect fault of the Executive or person(s) acting on the Executive's behalf; (ii) becomes available on a non-confidential basis from a source other than a party to this Agreement or a representative of a party to this Agreement, provided that such source is not bound by a confidentiality agreement with a party or otherwise prohibited from transmitting the information by a contractual, legal or fiduciary obligation, (iii) is disclosed in accordance with an order of a court of competent jurisdiction or applicable law.

(b) Company Creation and Use of Confidential Information.

The Executive understands and acknowledges that the Company has invested, and continues to invest, substantial time, money and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its product offerings in the field of financial services. The Executive understands and acknowledges that as a result of these efforts, the Company has created, and continues to use and create Confidential Information. This Confidential Information provides the Company with a competitive advantage over others in the marketplace.

(c) Disclosure and Use Restrictions.

The Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company  except as required in the performance of the Executive's authorized employment duties to the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties; and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of the Company, except as required in the performance of the Executive's authorized employment duties to the Company acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. The Executive shall promptly provide written notice of any such order to the Company’s General Counsel.

The Executive understands and acknowledges that her obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Executive first having access to such Confidential Information (whether before or after she began employment by the Company) and shall continue during and after her employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of the Executive's breach of this Agreement or breach by those acting in concert with the Executive or on the Executive's behalf.

8. Restrictive Covenants.

8.1 Non-solicitation of Employees. The Executive agrees and covenants not to directly or indirectly solicit,  recruit, attempt to recruit, or induce the termination of employment of any employee of the Company, for twelve (12) months beginning on the last day of the Executive's employment with the Bank.

8.2 Non-solicitation of Customers. The Executive understands and acknowledges that because of the Executive's experience with and relationship to the Bank, she will have access to and learn about much or all of the Bank's customer information. "Customer Information" includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, account history, preferences, chain of command, pricing information and other information identifying facts and circumstances specific to the customer and relevant to services desirable to the customer.

The Executive understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm.

The Executive agrees and covenants, for twelve (12) months beginning on the last day of the Executive's employment with the Company, not to directly or indirectly solicit the Company's current, former or prospective customers, for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company.  For purposes of this Section 8.2, the term “prospective customers” means potential customers of the Company with whom an employee of the Company has made contact or to whom the Company has made a presentation.

This restriction shall only apply to:

(a) Customers about whom the Executive has information that is not available publicly.

9. Non-disparagement. The Executive agrees and covenants that she will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, or any of its directors, employees, officers, existing and prospective customers, vendors, investors and other associated third parties.

This Section 9 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. The Executive shall promptly provide written notice of any such order to the Company’s General Counsel.

10. Acknowledgement. The Executive acknowledges and agrees that the services to be rendered by her to the Company are of a special and unique character; that the Executive will obtain knowledge and skill relevant to the Company's industry, methods of doing business and marketing strategies by virtue of the Executive's employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company.

The Executive further acknowledges that the amount of her compensation reflects, in part, her obligations and the Company's rights under Section 7, Section 8 and Section 9 of this Agreement; that she has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; that she will not be subject to undue hardship by reason of her full compliance with the terms and conditions of Section 7, Section 8 and Section 9 of this Agreement or the Company's enforcement thereof.

11. Remedies. In the event of a breach or threatened breach by the Executive of Section 7, Section 8 or Section 9 of this Agreement, the Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief. Furthermore, the Executive’s breach of Section 7, Section 8 or Section 9 of this Agreement shall entitle Company to cease making any installment payments to Executive otherwise due under this Agreement.

12. Security.

12.1 Security and Access. The Executive agrees and covenants (a) to comply with all Company  security policies and procedures as in force from time to time including, without limitation, those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, Company intranet, internet, social media and instant messaging systems, computer systems, e-mail systems, computer networks, document storage systems, software, data security, encryption, firewalls, and passwords ("Facilities Information Technology and Access Resources"); (b) not to access or use any Facilities Information Technology and Access Resources except as authorized by the Company; and (iii) not to access or use any Facilities Information Technology and Access Resources in any manner after the termination of the Executive's employment by the Company, whether termination is voluntary or involuntary. The Executive agrees to notify the Company promptly in the event she learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction or reverse engineering of, or tampering with any Facilities Information Technology and Access Resources or other Company property or materials by others.

12.2 Exit Obligations. Upon (a) voluntary or involuntary termination of the Executive's employment or (b) the Company's request at any time during the Executive's employment, the Executive shall (i) provide or return to the Company any and all Company property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, pagers, fax machines, equipment, manuals, reports, files, books, compilations,  e-mail messages,  recordings, disks, thumb drives or other removable information storage devices, hard drives, data and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company or any of its business associates or created by the Executive in connection with her employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive's possession or control, including those stored on any non-Company devices, networks, storage locations and media in the Executive's possession or control.

13. Publicity. The Executive hereby irrevocably consents to any and all uses and displays, by the Company  and its agents, representatives and licensees, of the Executive's name, voice, likeness, image, appearance and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes and all other printed and electronic forms and media throughout the world, at any time during or after the period of her employment by the Company, for all legitimate commercial and business purposes of the Company ("Permitted Uses") without further consent from or royalty, payment or other compensation to the Executive. The Executive hereby forever waives and releases the Company and its directors, officers, employees and agents from any and all claims, actions, damages, losses, costs, expenses and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the period of her employment by the Company, arising directly or indirectly from the Company’s and its agents', representatives' and licensees' exercise of their rights in connection with any Permitted Uses.

14. Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of California without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of California, county of San Luis Obispo. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

15. Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

16. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the Chairman of the Board of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

17. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

18. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

19. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

20. Calendar Days/Close of Business.  Unless the context so requires, all periods terminating on a given day, period of days or date shall terminate on the close of business on that day or date, and references to "days" shall refer to calendar days.

21. Section 409A. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. For purposes of determining the timing of any payments to be made under this Agreement by reference to Executive’s termination of employment, “termination” and “termination of employment” shall refer to Executive’s "separation from service" as defined for purposes of Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with her termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and the Executive is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall be paid on the first payroll date to occur following the six-month anniversary of the Termination Date (the "Specified Employee Payment Date"). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

22. Notification to Subsequent Employer. When the Executive's employment with the Company terminates, the Executive agrees to notify any subsequent employer of the restrictive covenants contained in this Agreement.  In addition, the Executive authorizes the Company to provide a copy of the restrictive covenants section of this Agreement to third parties, including but not limited to, the Executive’s subsequent, anticipated or possible future employer.

23. Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

24. Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company: Heritage Oaks Bank 1222 Vine Street Paso Robles, CA 93446 Attention: Chairman of the Board	If to the Executive: Simone Lagomarsino 11891 Pradera Road Santa Rosa Valley, CA 93012

25. Representations of the Executive. The Executive represents and warrants to the Company that:

25.1 The Executive's acceptance of employment with the Company and the performance of her duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement or understanding to which she is a party or is otherwise bound.

25.2 The Executive's acceptance of employment with the Company and the performance of her duties hereunder will not violate any non-solicitation, non-competition or other similar covenant or agreement of a prior employer.

26. Withholding. The Bank shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Bank to satisfy any withholding tax obligation it may have under any applicable law or regulation.

27. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

28. Acknowledgment of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT SHE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT SHE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF her CHOICE BEFORE SIGNING THIS AGREEMENT.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HERITAGE OAKS BANK and HERITAGE OAKS BANCORP
By /s/ Michael J. Morris Name: Michael J. Morris Title: Chairman of the Board of Directors

EXECUTIVE
Signature: /s/ Simone Lagomarsino Print Name: Simone Lagomarsino

EXHIBIT 1 TO EMPLOYMENT AGREEMENT

WAIVER AND RELEASE AGREEMENT

This Waiver and Release Agreement ("Agreement") is made as of the date last written below, by and between Heritage Oaks Bank ("Employer") and Simone Lagomarsino ("Employee").  This Agreement is made with specific reference to the following facts:

RECITALS

A. Employer and Employee have entered into an Employment Agreement dated [xx/xx/20xx].

B. A condition precedent to Employer’s obligations under the Employment Agreement is the Employee’s execution of this Agreement upon termination of Employee’s employment.

C. As an at-will employee, Employee is not entitled to receive severance pay or any additional termination benefits from Employer, other than as set forth in the Employment Agreement.

Waiver and Release

NOW, THEREFORE, for and in consideration of the foregoing Recitals, and the mutual covenants, agreements and considerations set forth below, the sufficiency of which are hereby agreed, the parties, intending to be legally bound, agree as follows:

1. In consideration of this Agreement and the consideration extended to Employee under the Employment Agreement which is conditioned upon Employee’s execution of this Agreement, Employee does hereby for herself, her administrators, agents, successors-in-interest and assigns, fully and forever release and discharge Employer, its shareholders, directors, officers, employees, attorneys and agents, and each of them, of and from any and all promises, agreements, claims, demands, actions, causes of action, losses and expenses of every nature whatsoever known or unknown, suspected or unsuspected, filed or unfiled, against them by reason of any occurrences or any damages or injuries in any way sustained by Employee at any time prior to and including the date of this Agreement, including, but not limited to, any and all claims or causes of action arising from her employment by Employer or the termination of her employment with Employer.

1.1. Employee expressly acknowledges and agrees that this Agreement releases claims that include, but are not limited to: breach of contract (express or implied); intentional infliction of emotional harm; wrongful discharge; defamation or other tort claims; attorneys' fees or court costs; claims arising out of:  Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. 2000(e) et seq. (Title VII); the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. Section 621 et seq. ("ADEA"); the Older Workers Benefit Protection Act ("OWBPA"); the California Fair Employment and Housing Act, Part 2.8 Division 3, Title 2 of the Government Code, Section 12900-12996 (FEHA); the Rehabilitation Act of 1973, as amended, Section 1981 of Title 42 of the United States Code; Labor Code Section 1102.1; or any other federal, state, or municipal statute, ordinance or common-law theory relating to wrongful employment termination, breach of contract, breach of fiduciary duty, discrimination in employment or unfair employment practices.

1.2. Employee hereby releases Employer from any unknown or unanticipated damages arising from the matters set forth in this Agreement.  Employee acknowledges that she is familiar with, and hereby waives, all rights recognized by the provisions of Section 1542 of the California Civil Code, which provides as follows:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR."

Being thus familiar and aware, Employee expressly waives the effects of Civil Code Section 1542, as well as any analogous state or federal statute or regulation.  Thus, notwithstanding the provisions of Civil Code Section 1542, and for the purpose of effecting a full and complete release, Employee expressly acknowledges that this Agreement is intended to include in its effect, without limitation, any and all claims or causes of action which Employee may now have or did have, including claims or causes of action she does not know of or suspect to exist in her favor as of the Effective Date of this Agreement, and that this Agreement contemplates that all such claims and causes of action will be extinguished.  The parties hereby acknowledge and agree that this release does not waive any future claims the Employee may have.

2. This Agreement shall become effective on the 8th calendar day after the date of execution by Employee (the "Effective Date").  In all events, however, this Agreement must have been executed by Employee and delivered to Employer no later than 5:00 p.m. on [expiration date].  Thereafter, this Agreement shall be deemed withdrawn by Employer and shall no longer be capable of acceptance or execution by Employee.

2.1. In express consideration for Employee's voluntary execution and delivery of this Agreement, Employer shall pay to Employee those benefits set forth in the Employment Agreement.

3. Employee acknowledges that, but for this Agreement, she would not be entitled to the benefits set forth in the Employment Agreement.

4. Employee is advised to review this Agreement and its terms with an attorney and any other advisors of her choice.  Employee represents that she understands all terms and conditions of this Agreement completely and executes this Agreement voluntarily, without any inducements, promises, or representations made by Employer or any person purporting to represent or serve Employer, except as stated in this Agreement.

5. The following miscellaneous provisions shall apply to this Agreement:

5.1. This Agreement and any other documents referred to herein shall in all respects be interpreted, enforced and governed by and under the laws of the State of California.  The language of this Agreement shall be construed as a whole according to its fair meaning, and not strictly for or against any of the parties.

5.2. This Agreement contains all of the understandings and agreements of whatsoever kind and nature existing between the parties with respect to the matters addressed herein.  This Agreement may only be amended by a written agreement signed by the parties hereto.

5.3. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement.

5.4. Each party executing this Agreement has full authority, mental capacity and power to do so, and no further actions are otherwise necessary to bind her to it.

5.5. If any provision of this Agreement or the application of such provision to any person or circumstance shall be held invalid by a court of competent jurisdiction, the remainder of this Agreement or the application of such provision to persons or circumstances other than those to which this Agreement is held invalid shall not be affected thereby.  The parties hereto agree that each provision of this Agreement is a material provision and that failure of any party to perform any one provision hereof shall be the basis of the voiding of the entire Agreement at the option of the other party, or for pursuing an action at law for such breach.  Any party may waive or excuse the failure of any other party to perform any provision of this Agreement; provided, however, that any such waiver shall not preclude the enforcement of this Agreement upon any subsequent breach.  The parties further agree that in the event a court of competent jurisdiction finds any of the provisions of this Agreement to be unenforceable, it is the parties' intent that such provisions be reduced in scope by the court, but only to the extent being necessary by the court to render the provision reasonable and enforceable.

5.6. Each of the parties agrees to execute any and all further agreements or documents necessary to effectuate the intent and purposes of this Agreement.

5.7. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons or entities may require.

5.8. The provisions of this Agreement shall be deemed to obligate, extend to and inure to the benefit of the successors, assigns, transferees, grantees and indemnities of the parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date designated below their signatures.

"EMPLOYEE" ______________________ Name: _________________ Dated: _________________	"EMPLOYER" HERITAGE OAKS BANK By: ___________________ Title: __________________ Dated: _________________*

* No sooner than seven calendar (7) days after the Employee's signature